Exhibit 99.1

FitLife Brands to Present at the Midwest IDEAS
Investor Conference on August 26th in Chicago

OMAHA, Neb. -- (BUSINESS WIRE) – August 24, 2015 - FitLife Brands, Inc. (“FitLife”) (OTCBB:FTLF), an international provider of innovative and proprietary nutritional supplements for health conscious consumers marketed under the brand names NDS Nutrition Products™ ("NDS") (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com), CoreActive® (www.coreactivenutrition.com) and Metis Nutrition™ (www.metisnutrition.com) today announced that its Chief Financial Officer, Michael S. Abrams, will present at the Midwest IDEAS Investor Conference on Wednesday, August 26, 2015, at the Hard Rock Hotel in Chicago. FitLife’s presentation is scheduled to begin at 11:00 AM CT. The presentation will be webcast live and may be accessed at the conference website, www.IDEASConferences.com, or in the investor relations section of the company's website: www.fitlifebrands.com.

About IDEAS Investor Conferences
The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC (“ThreePart”). The mission of the IDEAS Conferences is to provide independent regional venues for quality companies to present their investment merits to an influential audience of investment professionals. In addition to conference sponsorship, ThreePart works directly with FitLife management to develop and execute a comprehensive, strategic investor relations program focused on educating investors and increasing exposure within the investment community. “We are excited to present at this year’s Midwest IDEAS conference,” stated John Wilson, FitLife’s Chief Executive Officer. “ThreePart’s conferences provide an outstanding forum to drive awareness and interest in FitLife among a wide range of institutional and retail investors,” concluded Mr. Wilson. Additional information about the events can be located at www.IDEASconferences.com.

About FitLife Brands
FitLife Brands formulates innovative and proprietary nutritional supplements for health conscious consumers. FitLife currently markets over 60 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at: www.fitlifebrands.com.

Investor Relations Contact for FitLife Brands:
Three Part Advisors, LLC
Jeff Elliott, 972-423-7070, or
Phillip Kupper, 817-778-8339